SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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                               REMEDENT USA, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

        Nevada                    3843                       86-0837251
--------------------------------------------------------------------------------
(State of Incorporation) (Primary Standard Industrial (IRS Employer I.D. Number)
                            Classification Number)


          17555 Ventura Blvd. Suite 200 Encino, CA 91316 (818) 922-0585
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

          17555 Ventura Blvd. Suite 200 Encino, CA 91316 (818) 922-0585
                    (Address of principal place of business)
                    Stephen F. Ross, Chief Financial Officer
                               Remedent USA, Inc.
                          17555 Ventura Blvd. Suite 200
                                Encino, CA 91316
                                 (818) 922-0585
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            (Name, address and telephone number of agent for service)
                                   Copies to;
                               Lynne Bolduc, Esq.,
                                  Oswald & Yap
                             16148 Sand Canyon Ave.
                                Irvine, CA 92618
                                 (949) 788-8900
                               Fax:(949) 788-8980


                  Approximate date of proposed commencement of
                   sale to the public: From time to time after
                  the Registration Statement becomes effective.
                  If any of the securities being registered on
                               this form are to be
                    offered on a delayed or continuous basis
                         pursuant to Rule 415 under the
                        Securities Act of 1933, check the
                               following box. /X/


                         CALCULATION OF REGISTRATION FEE

========================================================================================================================


----------------------------- --------------------- ------------------------ -------------------------- ----------------
Title of each class of        Amount of shares to   Proposed maximum offer   Proposed maximum           Amount of
securities to be registered   be registered         price per unit (1)       aggregate offering price   registration
                                                                                                        fee
----------------------------- --------------------- ------------------------ -------------------------- ----------------
Common stock                   17,295,418            $0.0505                 $873,419                   $80.35
----------------------------- --------------------- ------------------------ -------------------------- ----------------

(1)      Estimated solely for purposes of calculating the registration fee based upon the average of the bid and asked price in the over the counter market on July 5, 2002.

            Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of common stock as may be issuable upon the exercise of the common stock purchase warrants described herein pursuant to the anti-dilution provisions thereof.

            Remedent USA, Inc. hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                                           The date of this
                                                           Prospectus is
                                                            July 5, 2002

                            Remedent USA, Inc. common
                             stock is traded on the
                      Over-the-Counter Bulletin Board under
                                 the symbol REMM



                             Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to $1,023,145 worth of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders are deemed an underwriter of the shares of common stock which they are offering.

We will not receive any proceeds from the sale of shares by the selling stockholders. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholders.

Our common stock is quoted on the Over-the-Counter Bulletin board under the symbol "REMM." On July 5, 2002, the closing price of our common stock was $0.06 per share.


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Investing in the common stock involves a high degree of risk. You should consider carefully the risk factors beginning on Page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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                                       3

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.

--------------------------------------------------------------------------------

This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. Notwithstanding the foregoing, the Company has undertaken to amend this Prospectus in the event of any fundamental changes in the affairs of the Company.


TABLE OF CONTENTS
Prospectus Summary                                                      5
Risk Factors                                                            7
Use of Proceeds                                                        10
Market for Securities                                                  11
Dividend Policy                                                        12
Management's Discussion and
Analysis of Results of Operation
and Financial Condition                                                12
Business                                                               16
Management                                                             21
Employment Agreements                                                  23
Certain Relationships and Related Transactions                         23
Security Ownership of Certain Beneficial                               24
Description of Securities                                              25
Selling Shareholder                                                    28
Plan of Distribution                                                   29
Legal Matters                                                          30
Experts                                                                30
Additional Information                                                 30
Index to Financial Statements                                          32

Until 90 days after the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in the distribution described herein, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters with respect to the offering herein.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

OUR COMPANY

Remedent USA, Inc. was incorporated under the laws of Arizona in September 1996. We were initially formed for the purposes of developing, marketing and distributing the Remedent Toothbrush, a single-handle toothbrush, gumbrush and tongue cleaner designed to improve oral care at an affordable price. We have never been a party to any bankruptcy, receivership or similar proceeding.

PROSPECTUS SUMMARY

The following summary is only a summary and should be read in conjunction with, the more detailed information and the financial statements, including their notes, appearing elsewhere in this prospectus. Unless otherwise specifically referenced, all references to dollar amounts refer to United States dollars.


OUR BUSINESS

Our primary product has been the Remedent Tooth and Gumbrush ("Remedent Toothbrush") a toothbrush, gumbrush and tongue cleaner in a single instrument. Our initial marketing efforts included direct marketing to dental professionals, a formulated marketing campaign through Double Eagle Market Development Company in the Northwestern states and a promotional mail-out consisting of the Remedent Toothbrush on educational videos, coupons and brochures. However, due to the extremely cost-intensive nature of retail marketing, we were unable to adequately increase the exposure of this product. As a result, we have incurred substantial net losses resulting in working capital and shareholder deficits.

As a result of these substantial net losses, during the beginning of the fiscal year ended March 31, 2002, we reassessed our operations and business structure and implemented a complete corporate reorganization plan. This plan included the sale of the Remedent Toothbrush division and expansion into diversified business ventures. These diversified ventures include the development of high-technology dental equipment for marketing within the professional dental market and the acquisition of a dental employee leasing firm. On March 14, 2002, we entered into an Asset Purchase Agreement selling our Remedent Toothbrush division to Famcare 2000, LLC. (See "Certain Relationships and Related Transactions")

On July 1, 2001, in connection with this diversification, we formed three wholly-owned subsidiaries, Remedent Professional Holdings, Inc. ("RPH"), Remedent Professional, Inc. ("Remedent Professional") and Remedent NV, and began developing high-technology dental equipment. We retained nine additional personnel, including two engineers and seven operations and finance employees, with strong backgrounds in the business of high-technology dental equipment. During the fourth quarter of the fiscal year ended March 31, 2002, we initiated our entrance into this market, with the introduction of the RemeCure CL-15, high-speed dental curing light. We plan to market this product domestically through Remedent Professional, and internationally through Remedent NV.

We are also currently developing additional products for introduction within this market, including intraoral cameras we plan to introduce by the end of 2002.

Additionally, during the fourth quarter of the fiscal year ending March 31, 2002, we completed the acquisition of a dental employee-outsourcing firm in Belgium, International Medical & Dental Support. As the firm remained in the start-up phase subsequent to the acquisition, no revenues from this firm were recognized during the fiscal year ended March 31, 2002. We did incur additional start-up costs, such as organization and advertising costs, which were included within the fiscal year ended March 31, 2002 financial statements.

Our objective is to become a leading developer and manufacturer of high-technology dental equipment and operator of employee leasing firms, capitalizing on the synergies and marketing inroads each division provides.

THE SELLING SHAREHOLDERS

This prospectus has been prepared to register shares of common stock that were issued to various individuals and entities. These securities are being registered because the holders of these securities have registration rights or piggyback registration rights. A list of the securities being registered in this prospectus and the people and entities that own them appears in the "Selling Shareholders" section of this prospectus.


THE OFFERING

-- Common Stock Outstanding as of July 5, 2002................
......................33,289,058

-- Common Stock and Shares Underlying Warrants Offered by Selling
Shareholders.................17,052,418

RISK FACTORS

The securities offered hereby involve a high degree of risk See "Risk Factors."

OTC Bulletin Board trading symbol.REMM


SUMMARY FINANCIAL INFORMATION

The following table presents our selected historical financial data derived from our financial statements. The historical financial data presented herein only summarizes basic data and should be read in conjunction with our financial statements and notes. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes included elsewhere in this prospectus.


                                                        Fiscal Year Ended                Fiscal Year Ended
                                                          March 31, 2002                   March 31, 2001
                                                        -----------------                -----------------

Statement of
Operations Data:
Revenue                                                 $733,853                          $225,604
Net Loss                                                $(1,963,806)                      $(771,854)
Net loss per share                                      $(0.11)                           $(0.06)


                                                          March 31, 2002                   March 31, 2001
                                                        -----------------               -----------------

Balance Sheet Data:
Total assets                                            $788,044                          $166,919
Total liabilities                                       $1,516,336                        $1,092,220
Shareholders' deficit                                   $(728,292)                        $(925,301)

RISK FACTORS

Except for historical information, the information in this prospectus and in our SEC reports contains forward-looking statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus.

The purchase of our securities involves significant risks. Prospective investors should give careful attention to the following statements respecting risks applicable to the offering.

The securities offered in this prospectus are very speculative and involve a high degree of risk. These securities should be purchased only by people who can afford the loss of their entire investment. Before purchasing these securities, you should carefully consider the following risk factors and the other information concerning thehealthchannel.com and its business contained in this prospectus.

We have substantial doubt about our ability to continue as a going concern.

We have incurred substantial net losses since inception, and as of March 31, 2002 maintain a working capital and shareholders' deficit of ($1.1 million) and ($0.7 million), respectively, raising substantial doubt about our ability to continue as a going concern. We have reassessed our operations and business structure and have implemented a complete corporate reorganization plan.

We intend to improve liquidity in various ways such as (a) the completion of equity or debt financing or other strategic transactions; (b) the monitoring and reduction of manufacturing, facility and administrative costs; and (c) the development and introduction of new products. However, there is no assurance that we will succeed in accomplishing any or all of these initiatives. Our auditors added a "going concern" paragraph to their audit report for the fiscal year ended March 31, 2002 as there is substantial doubt about our ability to continue to operate as a going concern.

Forward looking statements.

This registration statement contains forward-looking statements. Our expectation of results and other forward-looking statements contained in this registration statement, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expected are the following: business conditions and general economic conditions; and competitive factors, such as pricing and marketing efforts. These and other factors may cause expectations to differ.

We will need to raise additional capital.

At March 31, 2002, we had cash and cash equivalents of $31,940. After taking into account our cash and cash equivalents, projected revenues and receipt of funds from other sources, we will need to raise additional funding through debt or equity financing during the next twelve months to satisfy our requirements for research and product development, marketing, and general and administrative expenses. Our cash requirements, however, may vary materially from those now planned because of changes in our operations or market conditions. In addition, we have approximately $140,000 of past due payables. Further, as of March 31, 2002, we maintain a note payable to Union Bank of approximately $32,000. If we are not able to remain current in our payments of principal and interest, Union Bank can declare the loans in default and require us to pay the balance of the loan. In such event, we would seek to obtain alternative financing. There can be no assurance that alternative financing, whether from equity or debt financing agreements, will be available, if at all, on favorable terms to us or our stockholders. If we need capital and cannot raise additional funds, we may be required to limit or forego the development of new products or limit the scope of our current operations, which could have a material adverse effect on our business, operating results and financial condition. If we raise needed funds through the sale of additional shares of our common stock or securities convertible into shares of our common stock it may result in dilution to current stockholders.

We have a limited operating history upon which to evaluate our likelihood of success.

We have just sold our Remedent Toothbrush business and have only begun distributing professional dental products since March of 2002. Therefore, we have a limited relevant operating history upon which to evaluate the likelihood of our success. While we anticipate additional revenues from our two new products that we are developing, a dental curing light and intraoral cameras, we have not yet commenced sales. Because of this, we can give no assurances as to the likelihood of success of these products. Factors such as the risks, expenses and difficulties frequently encountered in the operation and expansion of a new business and the development and marketing of new products must be considered in evaluating the likelihood of our success.

We have a history of losses and accumulated deficit and this trend of losses may continue in the future.

For the fiscal years ended March 31, 2002 and 2001 we had net losses of $1,963,806, and $771,854, respectively. At March 31, 2002, our accumulated deficit was $4,670,596. Our ability to obtain and sustain profitability will depend, in part, upon the successful marketing of our existing products and the successful and timely introduction of new products. We can give no assurances that we will achieve profitability or, if achieved, that we will sustain profitability.

The government extensively regulates our products and failure to comply with applicable regulations could result in fines, suspensions, seizure actions, product recalls, injunctions and criminal prosecutions.

The United States Food and Drug Administration, as well as state and foreign agencies, regulate almost all aspects of our medical devices including:

--       entry into the marketplace;
--       design;
--       testing;
--       manufacturing procedures;
--       reporting of complaints;
--       labeling; and
--       promotional activities.

Under the Federal Food, Drug, and Cosmetic Act, the FDA has the authority to control the introduction of new products into the U.S. marketplace. Unless specifically exempted by the agency, medical devices enter the marketplace through FDA approval of an application for 510k clearance. This application is a registration of compliance with FDA standards. The FDA conducts periodic inspections to assure compliance with its regulations. The Company has applications pending for its curing lamp and expects to receive FDA 510k notification for this products prior to or during the third quarter of 2002. Any delay in receipt of FDA 510k notification for these products will delay our ability to market and sell these products within the U.S. marketplace and could allow our competitors to develop and introduce competing products.

Unless specifically exempted by FDA's regulations, we will need to file a 510k submission or PMA application for any new products developed in the future for distribution within the U.S. marketplace. The process of obtaining a clearance or approval can be time-consuming and expensive. Compliance with FDA's regulatory requirements can be expensive and time consuming. We do not guarantee that the required regulatory approvals or clearances will be obtained. Any approval or clearance obtained from FDA may include significant limitations on the use of the medical device which is the subject of the approval or clearance.

We cannot market a medical device within the U.S. marketplace if needed FDA approval or clearance is not granted. Inability to obtain such approval or clearance could result in a delay or suspension of the manufacture and sale of affected medical devices within the U.S. and limit our distribution to foreign countries which do not have similar regulations. Any such delay or suspension would have a material adverse effect on our business. In addition, changes in existing regulations or the adoption of new regulations could make regulatory compliance by us more difficult in the future. The failure to obtain the required regulatory clearances or to comply with applicable regulations could result in one or more of the following:

--       fines;
--       delays or suspensions of device clearances;
--       seizure actions;
--       mandatory recalls;
--       injunction action; and
--       criminal prosecution.

A large volume of sales of our common stock resulting from the exercise of Warrants may result in downward pressure or increased volatility in the trading price of our common stock.

Because we have agreed to register for resale the shares of common stock issuable upon exchange or exercise of the Warrants, the holders thereof may sell without regard to any volume restrictions, including the volume restrictions set forth in Rule 144 promulgated under the Securities Act of 1933. As a result, sales by the holders of the Warrants could lead to an excess supply of shares of our Common Stock being sold which could, in turn, result in downward pressure or increased volatility in the trading price of our Common Stock.

The loss of our key personnel could result in the loss of a significant portion of our business.

Our success is highly dependent upon our personnel. Unlike larger companies, we rely heavily on a small number of officers to conduct a large portion of our business. The loss of service of any of our personnel along with the loss of their numerous contacts and relationships in the industry would have a material adverse effect on our business.

There is a limited public trading market for our common stock.

Our Common Stock presently trades on the over-the-counter bulletin board under the symbol REMM. There can be no assurance, however, that such market will continue or that investors in this offering will be able to liquidate their shares acquired in this offering at the price herein or otherwise. There can be no assurance that any other market will be established in the future. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. The price of our common stock may be highly volatile. Additionally, the factors discussed in this Risk Factors section may have a significant impact on the market price of the shares offered in this prospectus.

Concentration of stock ownership.

As of July 5, 2002, the present directors and executive officers, and their respective affiliates beneficially owned approximately 39.2% of our outstanding common stock, including underlying options that were exercisable or which would become exercisable within 60 days of July 5, 2002. As a result of their ownership, our directors and executive officers and their respective affiliates collectively are able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of Remedent.

Authorization of additional shares of common stock.

Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of Common Stock. Our Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of our Common Stock without shareholder approval. Future issuance of Common Stock could be at values substantially below current market prices and therefore could represent further substantial dilution to investors in this Offering. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.

Regulation of penny stocks.

Our securities are currently subject to the Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore.

Lack of diversification.

Because of our limited financial resources, it is unlikely that the Company will be able to diversify our operations outside of the oral hygiene industry. Our probable inability to diversify our activities will subject the Company to economic fluctuations and therefore increase the risks associated with the Company's operations.

Indemnification of officers and directors.

Our Articles of Incorporation provide for the indemnification of our officers and directors, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of Remedent. We may also bear the expenses of such litigation for any of its officers or directors upon such person's promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by Remedent we may be unable to recoup.

No foreseeable dividends.

We have not paid dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future.

Our failure to maintain market makers could impair the liquidity of our common stock.

We are currently dependent upon two firms to act as market makers for our stock. If we are unable to maintain any National Association of Securities Dealers, Inc. member broker/dealers as market makers, the liquidity of our common stock could be impaired, not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of the common stock on any secondary market. Although our ability to maintain market makers has been successful, there can be no assurance we will be able to maintain such market makers in the future.

Conflicts of interest of our officers and directors could adversely affect their ability to successfully manage the Company.

Our officers and directors have other interests to which they devote time, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on boards of directors, and each will continue to do so notwithstanding the fact that management time may be necessary to our business. As a result, certain conflicts of interest may arise between Remedent and our officers and/or directors which may not be susceptible to resolution. We have not experienced any conflict in this area, nor do we expect to experience any conflicts in the future.

In addition, conflicts of interest may arise in the area of corporate opportunities which cannot be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of such judgment as is consistent with their fiduciary duties. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to our Board of Directors, any proposed investments for evaluation.

USE OF PROCEEDS

The shares being sold with this prospectus are being sold by selling security holders. Remedent USA, Inc. will not receive the proceeds of any sales.

TERMS OF THE OFFERING

Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions on the OTC Bulletin Board. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve NASD licensed broker-dealers.

The selling shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. Such compensation as to a particular broker-dealer might be in excess of customary commissions.

Each selling shareholder and any broker-dealer that acts in connection with the sale of common shares may be deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

We have notified the selling shareholders of the prospectus delivery requirements for sales made pursuant to this prospectus and that, if there are material changes to the stated plan of distribution, a post-effective amendment with current information would need to be filed before offers are made and no sales could occur until such amendment is declared effective.

We are informing the selling shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act, may apply to their sales in the market and have provided the selling shareholders with a copy of such rules and regulations.

Selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided they meet the criteria and conform to the requirements of such rule.

MARKET FOR SECURITIES

Our common stock is traded on the Over-the-Counter Bulletin Board, under the symbol REMM. Prior to September 18, 2001, our common stock was traded on the pink sheets included in the NASD Electronic Bulletin Board under the symbol REMM.

            The following is the range of high and low bid prices for our common stock for the periods indicated:



         -------------------------------------------------------- ------------------------------------
                                                                              Bid Prices
         -------------------------------------------------------- ------------------- ----------------
                                                                         High               Low
         -------------------------------------------------------- ------------------- ----------------
         Quarter ended June 30, 1999                                           1.375            0.750
         -------------------------------------------------------- ------------------- ----------------
         Quarter ended September 30, 1999                                      2.313            0.813
         -------------------------------------------------------- ------------------- ----------------
         Quarter ended December 31, 1999                                       1.500            0.563
         -------------------------------------------------------- ------------------- ----------------
         Quarter ended March 31, 2000                                          0.490            0.090
         -------------------------------------------------------- ------------------- ----------------
         Quarter ended June 30, 2000                                           0.375            0.125
         -------------------------------------------------------- ------------------- ----------------
         Quarter ended September 30, 2000                                      0.490            0.090
         -------------------------------------------------------- ------------------- ----------------
         Quarter ended December 31, 2000                                       0.220            0.060
         -------------------------------------------------------- ------------------- ----------------
         Quarter ended March 31, 2001                                          0.250            0.060
         -------------------------------------------------------- ------------------- ----------------
         Quarter ended June 30, 2001                                           0.360            0.090
         -------------------------------------------------------- ------------------- ----------------
         Quarter ended September 30, 2001                                      0.230            0.090
         -------------------------------------------------------- ------------------- ----------------
         Quarter ended December 31, 2001                                       0.180            0.050
         -------------------------------------------------------- ------------------- ----------------
         Quarter ended March 31, 2002                                          0.090            0.050
         -------------------------------------------------------- ------------------- ----------------

------------------------------------------------------------------------------------------------------

            The above represents inter-dealer quotations, which do not include retail mark-ups, markdowns, or commissions, and do not necessarily represent actual transactions. Approximately 425 shareholders were record holders of Remedent common stock on July 5, 2002.

RESTRICTED SECURITIES

As of July 5, 2002, except for approximately 3.2 million free trading shares, all other shares issued by Remedent are "Restricted Securities" within the meaning of Rule 144 under the Securities Act of 1933. Ordinarily, under Rule 144, a person holding restricted shares for a period of one year may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of Remedent's then-outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Future sales of such shares could have an adverse effect on the market price of the Common Stock.

The market price of Remedent's common stock could drop if substantial amounts of shares are sold in the public market or if the market perceives that such sales could occur. A drop in the market price could adversely affect holders of the stock and could also harm Remedent's ability to raise additional capital by selling equity securities.

DIVIDEND POLICY

            We have not paid any dividends on our common stock, and we do not anticipate paying any dividends will be paid in the foreseeable future. Our Board of Directors intends to follow a policy of retaining earnings, if any, to finance the growth of the company. The declaration and payment of dividends in the future will be determined by our Board of Directors in light of conditions then existing, including the company's earnings, financial condition, capital requirements and other factors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

OVERVIEW

Remedent USA, Inc. is engaged in the distribution of high technology professional dental equipment. We were originally incorporated on September 30, 1996 in the state of Arizona, and have offices in Encino, California and Ghent, Belgium.

The following discussion and analysis should be read in conjunction with a discussion about risk factors and the consolidated financial statements of the company, included elsewhere in this report.

The discussion and financial statements contained herein are as of March 31, 2002 and for the fiscal years ended March 31, 2002 and 2001. The following discussion regarding the financial statements of the Company should be read in conjunction with the financial statements of the Company included herewith.

Revenues

For the fiscal year ending March 31, 2002, net sales increased by $508,249 from $225,604 in 2001 to $733,853 in 2002. This represents a 225% increase over the comparable period ending March 31, 2001. The increase was due to the commencement of dental equipment sales in our European subsidiary, partially offset by the continued reduction in sales within the oral hygiene market throughout the year, and complete termination of these sales as of December 31, 2001. As the Company has initiated its presence within the professional dental equipment market, our European subsidiary has begun sales of our initial technology, a high-speed dental curing light, as well as after-market products, including accessories and repair services. These revenues were partially offset by the continued reduction in oral hygiene revenues throughout the year, consistent with our reorganization plan, as we reposition assets and resources to the professional dental equipment market, and finalize the sale of the oral hygiene division.

Cost of Goods Sold

Cost of goods sold increased by $347,165 or 224% for the year ending March 31, 2002 over the comparable period ended March 31, 2001. This represents a corresponding increase to the increase in sales during the current fiscal year end.

Gross Profit

Gross profit increased by $161,084 or 228% for the year ended on March 31, 2002 over the comparable period ended March 31, 2001. Gross profit percentage increased to 32% for the fiscal year ended March 31, 2002 compared to 31% for the comparable period ended March 31, 2001. The increase is the result of our shift to the higher-margin professional dental equipment market during the current fiscal year. There were no sales of these products during the fiscal year ended March 31, 2001. Additionally, excluding one-time write-offs of obsolete marketing and promotional material within the oral hygiene division of $69,000 and obsolete raw materials, due to design changes, within the professional dental equipment division of $14,000, the recurring gross profit percentage was 43%.

Research and Development Expenses

Research and development expenses as of March 31, 2002 increased by $189,900 over the prior fiscal year, due primarily to the research and development costs incurred during the start-up phase of the Company's high-technology dental equipment segment. These expenditures relate primarily to the labor and materials to design and manufacture our new curing light technology, in addition to the completion of 15 prototypes. We expect we will continue to invest in research and development, and anticipate significant costs in the near future as we continue to develop products for the dental equipment markets. These products include the introduction of two new intraoral cameras for use within this market. These products are currently in development and we expect to introduce these into market during the fourth quarter of 2002.

Sales and Marketing Costs

Sales and marketing costs as of March 31, 2002 and 2001 were $49,582 and $228,029 respectively, which represents a decrease of $178,447 or 78%. The reduction is a result of the shift in business focus from the retail selling of oral hygiene products to the wholesale selling of professional dental products. In connection with our reorganization plan implemented during the current fiscal year, we began downsizing the marketing-intensive retail selling of oral hygiene products, and formally ceased these operations on December 31, 2001, in anticipation of the sale of the division. We have shifted into the professional dental equipment market, whereby we focus on the less capital-intensive sale of units to large distributors. This marketing and distribution method allows for significantly less marketing and provides more predictable revenue flow.

General and Administrative Costs

General and administrative costs for 2002 and 2001 were $1,793,362 and $320,038 respectively, an increase of $1,473,324 or 460%. This increase is due to the overhead, primarily payroll and rent, associated with our professional dental equipment business operating in both Europe and the United States, which commenced on July 1, 2001. Additionally, in connection with the reorganization plan, the Company has begun intensifying fund-raising and investor relation activities, with the resulting increase in such expenses.

Interest Expense

Net interest expense decreased by $86,227 during the year ended March 31, 2002 over the comparable period ending March 31, 2001. The decrease in interest expense was largely due to the conversion feature of the convertible debentures entered into with shareholders during the prior fiscal year. No such debentures were entered into during the current fiscal year. This decrease was partially offset by the interest accrued on working capital loans entered into during the current fiscal year.

Inflation

Inflation has not had a material effect on our revenue and income from continuing operations in the past three years. We do not expect inflation to have a material future effect.

Liquidity and Capital Resources

On March 31, 2002, our current liabilities exceeded our current assets by $1,121,304. Our business operations will require substantial capital financing on a continuing basis. The availability of that financing will be essential to our continued operation and expansion. In addition, cash flow and liquidity is contingent upon the success of our restructuring plan. The inability to continue to develop and market high-technology dental equipment or operate our newly acquired dental outsourcing business will force us to raise additional capital to support operations by selling equity securities or incurring additional debt.

Since our inception in 1996, we have sustained net losses and negative cash flow, due largely to start-up costs, general and administration expenses, inventory, marketing and other expenses related to market development and new product launch. As a result, we have financed our working capital requirements principally through loans and the private placement of our common stock.

In February 2002, we entered into a line of credit facility with the Bank Brussels Lambert ("BBL") consisting of a accounts receivable factoring line for
(euro)991,000 and a general line of credit for (euro)250,000 ($1,082,648 at March 31, 2002). As of March 31, 2002, we had drawn $137,866 from this facility.

During the fiscal year ended March 31, 2002, we received advances of $150,799 from officers and directors in the form of working capital loans. These loans bear no interest and allow for repayment terms to be agreed upon at a future date. We repaid $11,314 of these advances with cash and settled $88,308 of these advances with the issuance of common stock valued at $0.50 a share.

In January 2002, we completed a $270,000 private placement, selling an aggregate of 3,375,000 shares of common stock at $0.08 a share. $76,876 of the private placement was received during April 2002.

In September 2001, we received $120,000 in the form of working capital loans, $20,000 to mature in November 2001 and $100,000 to mature in December 2001. Through May 2002, we had made $22,222 in principal payments on the $100,000 loan and agreed to repayment of the balance with the issuance of 972,225 shares of common stock. Additionally, in May 2002, we agreed to the repayment of the $20,000 loan with the issuance of 375,000 shares of common stock.

In September 2001, we completed a $110,500 private placement, selling an aggregate of 442,000 shares of common stock at $0.25 a share.

In April 2001, we completed a $313,000 private placement, selling an aggregate of 1,252,000 shares of common stock at $0.25 a share.

In January 1999, Rebecca Inzunza, former President of the Company, loaned the Company $50,000 at 7% interest which was paid throughout the year and as of March 31, 2001 the principal balance was paid in full. On December 11, 1998, Remedent received a $50,000 line of credit from Union Bank of Arizona. We have drawn upon the full amount. The interest rate was 10.25% with a maturity date of December 31, 1999. On April 26, 2000, the loan balance of $49,970.55 was converted to a five-year loan with an interest rate of prime + 2.5% (7.25% at March 31, 2002), monthly payments of $1,099, and a maturity date of April 26, 2005. Monthly payments include payments towards both principal and interest.

During the fiscal year ended March 31, 2001, the Company borrowed $149,002 from shareholders and a director in the form of convertible debentures. These debentures are unsecured, due on demand and bear interest at 10% per annum. In addition, at the sole discretion of the holder, can be converted to stock at 37.5% of the average trading price 30 days prior to maturity.

Kenneth J. Hegemann, an officer, operates CRA Labs, Inc., a related business that advanced $11,500 during the fiscal year ended March 31, 2001. We repaid $4,000 of these advances during the fiscal year ended March 31, 2001, and were advanced an additional $8,000 during the fiscal year ended March 31, 2002. These advances were repaid on January 24, 2002 through the issuance of common stock valued at $0.50 a share.

We expect to continue to experience negative cash flow through at least the second quarter of 2002, and may continue to do so thereafter while we fully implement our restructuring plan. Unless we are able to generate sufficient revenue or acquire additional debt or equity financing to cover our present and ongoing operation costs and liabilities, we may not be able to continue as a going concern. Our auditors note that we have sustained substantial net losses since our inception in September 1996. In addition, as of March 31, 2002, we had a working capital deficit totaling $1,121,304 and a shareholders deficit of $728,292.

For the year ending March 31, 2002, liabilities totaled $1,516,336 and $1,092,220 for the year ending March 31, 2001, which represents an increase of $424,116. This was largely due to the draws on the line of credit facility, the working capital loans entered into and the additional advances received from related parties. .

Frequently we have been unable to make timely payments to our trade and service vendors. As of March 31, 2002, we had past due payables in the amount of $141,538, representing a 66% decrease from the prior fiscal year. This reduction is due primarily to our upcoming sale of the oral hygiene division, including its related payables, and our gradual reduction in existing payables through the payments and reduction in the occurrence of additional indebtedness. Deferred payment terms have been negotiated with most of the vendors, which has allowed us to continue to make shipments on time and no orders have been cancelled to date.

For the years ending March 31, 2002 and 2001, net cash used for operating activities was $790,109 and $194,283, respectively. As of March 31, 2002 we had a working capital deficiency of $1,121,304, as compared to a working capital deficiency of $976,945 at March 31, 2001. Our business operations will require substantial capital financing on a continuing basis.

We have taken several actions, which we believe will improve our short-term and long-term liquidity and cash flow. For the short term, we have improved liquidity and cash flow by negotiating extended payment terms with vendors and converting various obligations into common stock. For the long term, we have negotiated for the sale of the oral hygiene division, with its related liabilities, and restructured the business to lower overhead and eliminate indirect manufacturing costs.

Our business operations will require substantial capital financing on a continuing basis. Based upon our cash flow projections, significant capital infusion is necessary to fully implement our restructuring plan and pay existing delinquent payables. We plan to finance such through loans, equity investments and other transactions. We reasonably believe that the net proceeds from our efforts, assuming the maximum amount is raised and loans are obtained, plus revenues generated from operations, will be sufficient to fund our operations. However, there can be no assurance that we will be able secure the necessary financing. In the event that we are unsuccessful in completing financing arrangements, we would have difficulty meeting our operation expenses, satisfying our existing or future debt obligations, or succeeding in implementing our restructuring plan. Without sufficient cash flow we are unable to satisfy our debt obligations, our ongoing growth and operations are, and will continue to be, restricted and there is substantial doubt as to our ability to continue as a going concern.

SUBSEQUENT EVENTS

In May 2002, the Company completed a $30,000 private placement, selling an aggregate of 375,000 shares of common stock at $0.08 a share, and warrants to purchase 75,000 shares of common stock at an exercise price of $0.50 per share for five years.

In May 2002, the Company negotiated for the full repayment of the indebtedness to its previous independent accountants, $32,650, with the issuance of 150,000 shares of common stock.

In May 2002, the Company negotiated for the full repayment of indebtedness to its investment bankers, $10,000, with the issuance of 125,000 shares of common stock.

In May 2002, the Company negotiated for the full repayment of the principal balance of the $100,000 short-term working capital loan, $77,778 as of May 2002, subsequent to the March and April principal payments as agreed to on December 21, 2001, with the issuance of 1,400,000 shares of common stock.

In May 2002, the Company negotiated for the full repayment of the principal and interest of the $20,000 short-term working capital loan, with the issuance of 410,000 shares of common stock.

OUR BUSINESS

Our background

Remedent USA, Inc. was incorporated under the laws of Arizona in September 1996. We were initially formed for the purposes of developing, marketing and distributing the Remedent Toothbrush, a new single-handle toothbrush, gumbrush and tongue cleaner designed to improve oral care at an affordable price. Remedent USA, Inc. is the successor entity resulting from an October 2, 1998 reorganization with Resort World Enterprises, Inc., a non-operating public company incorporated under the laws of Nevada, whose stock was traded on the over-the-counter bulletin board ("OTC BB") market. Through articles of merger filed with the states of Nevada and Arizona, 100% of the issued and outstanding shares of Remedent were exchanged for approximately 79% of the issued and outstanding shares of common stock of Resort World Enterprises. The terms of the Stock Exchange Agreement required: (i) that all of the officers and directors of Resort World Enterprises resign and that the officers and directors of Remedent prior to the merger be appointed as the officers and directors of the surviving company; and (ii) that the name of Resort World Enterprises be changed, through the filing of an Amendment to the Articles of Incorporation, to Remedent USA, Inc. Consequently, we, as the surviving company, are now known as and conduct business under the name of Remedent USA, Inc. Since our inception, neither our predecessor nor us have been a party to any bankruptcy, receivership or similar proceeding.

Upon the reorganization, our primary product was the Remedent Tooth and Gumbrush ("Remedent Toothbrush") a toothbrush, gumbrush and tongue cleaner into a single instrument. It was invented and developed in Europe under the direction of Jean Louis Vrignaud over a four year period beginning in 1992. All rights, title and interest in the Remedent Toothbrush were assigned to Remedent USA, Inc. by Mr. Vrignaud, for the purposes of developing, producing and marketing this product worldwide. Our initial marketing efforts included direct marketing to dental professionals, a formulated marketing campaign through Double Eagle Market Development Company in the Northwestern states and a promotional mail-out consisting of the Remedent Toothbrush on educational videos, coupons and brochures. However, due to the extremely cost-intensive nature of retail marketing, we were unable to adequately increase the exposure of this product. As a result, since reorganization we have incurred substantial net losses resulting in working capital and shareholder deficits.

As a result of these substantial net losses, during the beginning of the fiscal year ended March 31, 2002, we reassessed our operations and business structure and implemented a complete corporate reorganization plan. This plan included the sale of the Remedent Toothbrush business and expansion into diversified business ventures. These diversified ventures include the development of high-technology dental equipment for marketing within the professional dental market and the acquisition of a dental employee leasing firm. On March 14, 2002, we entered into an Asset Purchase Agreement selling our Remedent Toothbrush business to Famcare 2000, LLC.
(See "Certain Relationships and Related Transactions")

On July 1, 2001, in connection with this diversification, we formed three wholly-owned subsidiaries, Remedent Professional Holdings, Inc. ("RPH"), Remedent Professional, Inc. ("Remedent Professional") and Remedent NV, and began developing high-technology dental equipment. We retained nine additional personnel, two engineers and seven operations and finance employees, with strong backgrounds in the business of high-technology dental equipment. During the fourth quarter of the fiscal year ended March 31, 2002, we initiated our entrance into this market, with the introduction of the RemeCure CL-15, high-speed dental curing light. We plan to market this product domestically through Remedent Professional, and internationally through Remedent NV.

We are also currently developing additional products for introduction within this market, including intraoral cameras we plan to introduce by the end of 2002.

Additionally, during the fourth quarter of the fiscal year ending March 31, 2002, we completed the acquisition of a dental employee-outsourcing firm in Belgium, International Medical & Dental Support.

Our objective is to become a leading developer and manufacturer of high-technology dental equipment and operator of employee leasing firms, capitalizing on the synergies and marketing inroads each division provides.

Research and Development Costs

Research and Development (R&D) costs have been increasing during the current fiscal year. R&D costs were $270,395 and $80,495 for the fiscal years ended March 31, 2002 and 2001, respectively. The increase for fiscal year 2002 reflects expenses for design and development of the new curing light technology introduced during the first quarter of 2002, and intraoral camera technology that we plan to release to the market during the fourth quarter of 2002. R&D costs incurred in the previous fiscal year related to the Remedent Toothbrush, and were less significant as the patented design was developed under the direction of Mr. Jean Louis Vrignaud, its inventor.

PRINCIPAL PRODUCTS AND SERVICES

Prior to the agreement to divest the Remedent Toothbrush Business on March
14, 2002, the Company was comprised of four subsidiaries, conducting business within three distinct markets. Remedent USA, Inc., the parent, was engaged in the marketing and distribution of the Remedent Toothbrush. Remedent Professional Holdings, Inc., a wholly-owned subsidiary of Remedent USA, Inc., is the holding company of Remedent Professional, Inc. and Remedent N.V. Remedent Professional, Inc. markets high-technology professional dental equipment within the United States and Canada, while Remedent N.V. develops and markets these products worldwide, within the areas not covered by Remedent Professional, Inc. Remedent N.V. also operates International Medical & Dental Support, the firm acquired in January 2002, specializing in the outsourcing of Belgium dentists into the Dutch market.


DENTAL OUTSOURCING SERVICES

International Medical & Dental Support, the firm acquired by our Belgian subsidiary, specializes in the outsourcing of Belgium dentists into the Dutch dental market. With the closing of numerous universities and the increasing limitations on the number of dentistry students, the Dutch market is experiencing a significant deficit in dentists, resulting in excess demand for qualified practitioners, and waiting lists in Holland of 8 to 12 weeks. Belgium dentists are in the highest of demand due to the region's extremely close proximity, higher degree of education and compatibility with local languages and culture. We believe the connection to dental offices within the European market will provide valuable inroads for our new professional dental technology. This business continues to be in the development stage as the Company identifies markets for these services and initiates advertising campaigns and marketing strategies.


HIGH-TECHNOLOGY PROFESSIONAL DENTAL EQUIPMENT

Within the two operating subsidiaries, Remedent Professional, Inc. and Remedent N.V., we are developing and marketing high-technology dental equipment within the professional dental technology market.

         REMECURE CL-15 HIGH-SPEED DENTAL CURING LIGHT

The RemeCure is a dental curing light for use with composite filling materials as well as bleaching compounds. It utilizes plasma-arc illumination technology and is intended to fill a growing void in the market. Reasons for the widening of this void are the increasing use of plasma arc technology for tooth whitening, and by the removal from the market of a key product in this segment - the Apollotm, a product that sold originally to dentists in the United States for $4,500. In the opinion of our management, this product suffered from the dual problem of significant cost increases at the same time that market pressures drove the selling price down to $2,500, creating a product with an untenable margin.

Nevertheless, the market absorbed more than 15,000 of these units in less than three years. There is no direct replacement for this unit in today's market, and we believe that repairs will be difficult to obtain due to the unique nature of certain key parts. Consequently, there exists a significant opportunity for a reasonably priced replacement utilizing plasma-arc illumination technology. In addition to the fast cure times offered by this technology, plasma-arc is the only viable method for in-office whitening, a growing profit center for dentists, both in the USA and abroad.

The price for this type of curing light has now stabilized in the $2,500 range ($1,750 to distributors). We have designed the RemeCure to offer essentially the same performance and features of the costly unit that established this market position but at a manufacturing cost low enough to deliver a margin in the forty percent range. The market launch of the RemeCure occurred in the fourth quarter of the fiscal year ending March 31, 2002.


         REMECAM INTRAORAL CAMERAS

This market segment has dynamics similar to the plasma-arc curing light segment, in that it was developed with high-priced products, many of which are no longer available or serviceable. Like plasma-arc curing lights, intraoral cameras originally were priced above $4,000, then driven down, usually without offsetting cost reductions. As with the installed base of plasma-arc lamps, parts and repairs on these older intraoral cameras will be difficult to obtain, so the need for reasonably priced replacement units is significant.

The RemeCam IntraOral Cameras are cameras developed for dentists to photograph within the mouths of their patients. There are two versions: RemeCam Wireless and RemeCam Standard.

The RemeCam Wireless is an intraoral camera, complete with quad freeze frame built in, but with the added (and to the knowledge of management, unprecedented) feature of a completely wireless handset. Powered by a rechargeable lithium-ion battery, the dentist can position the handset comfortably and freely, without the constraint of a video cable. Video and control data are transmitted to the base station using radio-frequency technology in the ISM (Industrial-Scientific-Medical) frequency band of 2.4GHz. This frequency band has become available only relatively recently. The battery is recharged whenever the handset is returned to the base station. The battery life is generally sufficient to provide the dentist with a full day's worth of videography, necessitating returning the handset to the base for recharging only at the end of the workday. The base station is connected to a standard television or video display monitor for viewing. Images can be recorded on VCR or video image printer for later viewing and record keeping, such as dentist-to-dentist conferencing and insurance claims submissions.

The RemeCam Wireless is priced at the lower end of where quality corded intraoral cameras are today. At $3,000 to the end user, the RemeCam Wireless delivers image quality and features competitive with other cameras in this price range, but with the added benefits of being wireless. There is only one other significant wireless camera currently on the market: It sells for $4,000 and requires a $1,000 optional freeze-frame unit to be feature competitive with RemeCam Wireless. Also, it is not truly wireless, in that it has a belt-mounted battery with a cable connecting to the camera; the belt pack then communicates with a base station. The RemeCam has no such compromise; its handset is completely free of external cabling.

The RemeCam Standard is virtually identical to RemeCam Wireless, except that it requires a video cable between the handset and base, and costs much less. At an end-user price of around $1,500, it is expected that the RemeCam Standard will open an entirely new market segment to intra-oral videography. In the past, only higher-income practices purchased intra-oral cameras, because of their high prices. Used to enhance the process of conveying the extent of dental reconstruction needed by a patient, the intra-oral camera improves the quality of communication between dentist and patient. The end result is better patient education and acceptance of treatment plans. But, because of the traditionally high cost of these instruments, many smaller practices have not yet purchased intra-oral cameras. The RemeCam Standard intends to break into these new market segments, as well as being a replacement for aging cameras in higher-income practices where wireless is not deemed to be a key feature at this time. However, RemeCam Standard can be later upgraded to RemeCam Wireless, so a practice need not decide immediately to add wireless functionality; it can purchase the lower-cost RemeCam Standard now, and later convert it to wireless.

The new RemeCam products are due to be introduced into the market by the third quarter of the fiscal year ending March 31, 2002.

MARKETING

While we await the approval of our 510k application for our initial dental product, we are marketing and distributing primarily within the European and Japanese markets. If we obtain 510k approval, we will attempt to enter the U.S. marketplace with our technology.

We market this technology through dental equipment distributors, sharing the marketing efforts with these distributors through attendance at dental conferences and a combination of direct mail solicitations, professional publications and website-based advertising.

In connection with our entrance into the dental equipment market, we continue to analyze the most cost-effective manufacturing and distribution methods. The current method entails turn-key manufacturing with a large manufacturer with distribution occurring through both drop shipments from the manufacturer and shipments from our own facility. This provides highly predictable and controllable cost of sales and essentially eliminates all indirect manufacturing overhead costs.

COMPETITION

The dental products market is intensely competitive. Within this market, there are at least 12 companies which offer dental curing and whitening lamps. Our competitors have greater financial and other resources, and, consequently, are better able to market and generate consumer awareness of their product.

Within the dental products market, we will be competing with other companies primarily on the basis of price, technology, customer service and value-added services, with our principal competitors being Patterson Dental Co., Henry Schein, Inc., Dentsply, Ultrak, Air Techniques, Kreativ Products, American Dental Technologies and Argon Laser.

SOURCES AND AVAILABILITY OF RAW MATERIALS AND NAMES OF SUPPLIERS

Consistent with our goal for highly predictable and controllable cost of sales and the elimination of indirect manufacturing overhead costs, we do not procure raw materials or manufacture our products in-house. As such, we have retained a contract manufacturer, located in France, for the complete production of our initial professional dental product, the RemeCure CL-15 high-speed curing light. The agreement provides that the manufacturer will procure all raw materials necessary for the production of the product, and will charge a set price to us for the product and the related quality control testing. Additionally, the manufacturer provides a 14 month warranty from the date of receipt.

While we believe our contract manufacturer will enable us to meet our current and anticipated operational requirements, we can provide no assurance that such availability will continue or that the terms will remain commercially competitive. Should we need to change contract manufacturers, for whatever reason, it would be time and cost intensive to identify a comparable source and train them on our product.


DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

For the fiscal year ended March 31, 2002, we had two significant customers, accounting for 38% and 13%, respectively, of consolidated revenue.

INTELLECTUAL PROPERTY

Within the dental products market, we are developing products, which we believe do not infringe upon any valid existing proprietary rights of third parties. We plan to seek patent protection for all technology developed for distribution within this market. We can provide no assurance the steps taken to seek patent protection will be successful. Additionally, if received, we can provide no assurance third parties will not assert infringement claims against us. Defending such claims can be both expensive and time-consuming, and there can be no assurance that we will be able to successfully defend against or similarly prosecute an infringement claim. The loss of such rights (or our failure to obtain similar licenses or agreements) would have a materially adverse effect on our business, financial condition, and results of operations. We can provide no assurance the steps taken to protect intellectual property will be adequate to prevent misappropriation of that intellectual property, or that our competitors will not independently develop products substantially equivalent or superior to our products. As of today, we do not have patent or trademark protection for any of the products currently being distributed or developed.

GOVERNMENTAL APPROVAL

Upon entrance into the dental products market, we will be marketing products which are legally defined to be medical devices, therefore, we will be considered to be a medical device manufacturer and as such is subject to the regulations of, among other governmental entities, the United States Food and Drug Administration and the corresponding agencies of the states and foreign countries in which a Company sells its products. These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the manufacture and labeling of medical devices, the maintenance of certain records and the reporting of potential product problems and other matters. A failure to comply with such regulations could have material adverse effects on a Company.

The Federal Food, Drug and Cosmetic Act ("FDC Act") regulates medical devices in the United States by classifying them into one of three classes based on the extent of regulation believed necessary to ensure safety and effectiveness. Class I devices are those devices for which safety and effectiveness can reasonably be ensured through general controls, such as device listing, adequate labeling, premarket notification and adherence to the Quality System Regulation ("QSR") as well as medical device reporting ("MDR"), labeling and other regulatory requirements. Some Class I medical devices are exempt from the requirement of pre-market approval or clearance. Class II devices are those devices for which safety and effectiveness can reasonably be ensured through the use of special controls, such as performance standards, post-market surveillance and patient registries, as well as adherence to the general controls provisions applicable to Class I devices. Class III devices are devices that generally must receive premarket approval by the FDA pursuant to a premarket approval ("PMA") application to ensure their safety and effectiveness. Generally, Class III devices are limited to life sustaining, life supporting or implantable devices; however, this classification can also apply to novel technology or new intended uses or applications for existing devices.

Before they can be marketed, most medical devices introduced to the United States market are required by the FDA to secure either clearance of a pre-market notification pursuant to Section 510(k) of the FDC Act (a "510(k) Clearance") or approval of a PMA. Obtaining approval of a PMA application can take several years. In contrast, the process of obtaining 510(k) Clearance generally requires a submission of substantially less data and generally involves a shorter review period. Most Class I and Class II devices enter the market via the 510(k) Clearance procedure, while new Class III devices ordinarily enter the market via the more rigorous PMA procedure. In general, approval of a 510(k) Clearance may be obtained if a manufacturer or seller of medical devices can establish that a new device is "substantially equivalent" to a predicate device other than one that has an approved PMA. The claim for substantial equivalence may have to be supported by various types of information, including clinical data, indicating that the device is as safe and effective for its intended use as its legally marketed equivalent device. The 510(k) Clearance is required to be filed and cleared by the FDA prior to introducing a device into commercial distribution. Market clearance for a 510(k) Notification submission may take 3 to 12 months or longer. If the FDA finds that the device is not substantially equivalent to a predicate device, the device is deemed a Class III device, and a manufacturer or seller is required to file a PMA application. Approval of a PMA application for a new medical device usually requires, among other things, extensive clinical data on the safety and effectiveness of the device. PMA applications may take years to be approved after they are filed. In addition to requiring clearance or approval for new medical devices, FDA rules also require a new 510(k) filing and review period, prior to marketing a changed or modified version of an existing legally marketed device, if such changes or modifications could significantly affect the safety or effectiveness of that device. FDA prohibits the advertisement or promotion of any approved or cleared device for uses other than those that are stated in the device's approved or cleared application.

Generally, if we are in compliance with FDA and California regulations, we may market our products throughout the United States. International sales of medical devices are also subject to the regulatory requirements of each country. In Europe, the regulations of the European Union require that a device have a CE mark before it can be sold in that market. The regulatory international review process varies from country to country. In general, we will rely upon our distributors and sales representatives in the foreign countries in which we market our products to ensure that we Company comply with the regulatory laws of such countries. Failure to comply with the laws of any country could have a material adverse effect on our operations and, at the very least, could prevent us from continuing to sell products in such countries. Exports of most medical devices are also subject to certain limited FDA regulatory controls.

We will ensure all regulations are complied with, all registrations are performed and all required clearances are received.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS

We are not involved in a business which involves the use of materials in a manufacturing stage where such materials are likely to result in the violation of any existing environmental rules and/or regulations. Further, we do not own any real property, which would lead to liability as a landowner. Therefore, we do not anticipate that there will be any costs associated with the compliance of environmental laws and regulations.

EMPLOYEES

We currently retain nine employees worldwide, two in the United States and seven in Belgium, all of which were hired in connection with our entrance into the dental equipment market. The two personnel within the United States operate the Remedent USA, Inc. and Remedent Professional, Inc. entities, while the seven personnel in Belgium operate the Remedent N.V. entity. We hire independent contractors on an "as needed" basis only. We have no collective bargaining agreements with our employees. We believe that our employee relationships are satisfactory. Long term, we will attempt to hire additional employees as needed based on our growth rate.

FACILITIES

We currently lease two facilities for our operations. In Encino, California, we lease an office within an executive suites building, on a three-month lease, commencing June 4, 2001, for $1,248 per month. Currently, this lease in continuing on a month-by-month basis. In Ghent, Belgium, we lease office and warehouse space for approximately (euro)6,300 per month

MANAGEMENT

Our directors and executive officers are shown in the table below.

--------------------- ----------- ---------------------------------------------
Person                  Age       Position
--------------------- ----------- ---------------------------------------------
Guy De Vreese            47       Director, Chairman of the Board
--------------------- ----------- ---------------------------------------------
Robin List               31       Director, Chief Executive Officer
--------------------- ----------- ---------------------------------------------
Stephen Ross             42       Director, Chief Financial Officer, Secretary
--------------------- ----------- ---------------------------------------------
Kenneth J. Hegemann      53       Director
--------------------- ----------- ---------------------------------------------
Fred Kolsteeg            58       Director
--------------------- ----------- ---------------------------------------------

Guy De Vreese, Chairman - Mr. De Vreese served as President of a developer and marketer of high-tech dental equipment from January 1998 to March 2001. Mr. De Vreese founded in July 1997 DMD N.V., a European distributor of dental equipment and was its Chief Executive Officer until January 1998. Prior to July 1997 Mr. De Vreese served as a board member of Styles On Video Inc., Dycam Inc. and New Image Industries, Inc.

Robin List, Chief Executive Officer - Mr. List served as director of operations of a European based, developer and marketer of high-tech dental equipment from January 1998 to March 2001. Prior to January 1998 Mr. List held positions such as director of a firm specialized in imaging software and commercial director/partner in a digital services corporation.

Stephen Ross, Director, CFO, Secretary - Mr. Ross was the former CFO of a professional dental equipment manufacturer where, over a three year tenure from January 1998 to March 2001, oversaw all financial and operational matters. Prior to January 1998, Mr. Ross served in such positions as senior management consultant with a corporate restructuring and management firm, CFO and co-founder of a personal care company, and a tax manager with one of the Big 5 accounting firms.

Kenneth J. Hegemann, Director - Mr. Hegemann has been the president of CRA Labs, Inc. and Oralbotic Research, Inc. for the past five years, firms specializing in the development of automated tooth brushing technology and conduct of various engineering projects.

Fred Kolsteeg, Director - Mr. Kolsteeg is the president of WAVE Communications, a Dutch based advertising agency that provides marketing services for world-renowned customers such as Coca-Cola and Philip Morris. Mr. Kolsteeg learned the advertising business at Phillips before he became Managing Director of Intermarco Publicis. Prior to founding WAVE in 1996, he successfully founded several advertising agencies such as ARA, Team and Team Saatchi.

In connection with the Company's corporate reorganization plan, on April 1, 2002, Kenneth J. Hegemann, Rebecca M. Inzunza, Robert Hegemann, Earl Moore and Edward Quincy resigned their positions as members of the Board of Directors. Additionally, Rebecca M. Inzunza has tendered her resignation as President and CEO and Robert Hegemann has tendered his resignation as Senior Vice President and Secretary.

The Board of Directors filled the vacancies left on the Board by the resignations described above by appointing Guy de Vreese, Robin List and Fred Kolsteeg to the Board of Directors. Guy de Vreese shall serve as Chairman of the Board of Directors. Additionally, the Board of Directors elected Robin List to serve as Chief Executive Officer and Stephen Ross as Chief Financial Officer and Secretary.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table and attached notes sets forth the compensation of our executive officers and directors during each of the last three fiscal years. The remuneration described in the table does not include our costs of benefits furnished to the named executive officers, including premiums for health insurance, reimbursement of expense, and other benefits provided to such individual that are extended in connection with the ordinary conduct of our business. The value of such benefits cannot be precisely determined, but the executive officers named below did not receive other compensation in excess of the lesser of $25,000 or 10% of such officer's cash compensation:



                           Summary Compensation Table

================================================================================================================-================
                                          Annual Compensation
                                                                           Long Term Compensation
                                                                                   Awards               Payouts
Name and Principal    Year    Salary ($)   Bonus ($)         Other       Restricted     Securities       LTIP       All other
     Position                                               Annual         stock        Underlying     pay-outs  compensation ($)
                                                       compensation ($) award(s) ($)     Options/         ($)
                                                                                         SARs (#)
Kenneth Hegemann,    2002     $60,300      $-0-       $-0-              $-0-          -0-             $-0-         $-0-
Chairman (4)         2001     $80,400      $-0-       $-0-              $-0-          -0-             $-0-         $-0-
                     2000     $80,400      $-0-       $-0-              $-0-          -0-             $-0-         $-0-

Rebecca Inzunza,     2002     $46,900      $-0-       $-0-              $-0-          -0-             $-0-         $-0-
President, CEO,      2001     $80,400      $-0-       $-0-              $-0-          -0-             $-0-         $-0-
CFO (5)              2000     $80,400      $-0-       $-0-              $-0-          -0-             $-0-         $-0-

Robert E.            2002     $28,951      $-0-       $-0-              $-0-          -0-             $-0-         $-0-
Hegemann, Sr.        2001     $40,872      $-0-       $-0-              $-0-          -0-             $-0-         $-0-

V.P., Treasurer (6)  2000     $40,872      $-0-       $-0-              $-0-          -0-             $-0-         $-0-
Guy DeVreese         2002     $90,000      $-0-       $-0-              $-0-          -0-             $-0-         $-0-
(1)                  2001     $-0-         $-0-       $-0-              $-0-          -0-             $-0-         $-0-
                     2000     $-0-         $-0-       $-0-              $-0-          -0-             $-0-         $-0-
Robin List           2002     $75,000      $-0-       $-0-              $-0-          -0-             $-0-         $-0-
(2)                  2001     $-0-         $-0-       $-0-              $-0-          -0-             $-0-         $-0-
                     2000     $-0-         $-0-       $-0-              $-0-          -0-             $-0-         $-0-
Stephen F. Ross      2002     $28,951      $-0-       $-0-              $-0-          -0-             $-0-         $-0-
(3)                  2001     $-0-         $-0-       $-0-              $-0-          -0-             $-0-         $-0-
                                  --
                     2000     $-0-         $-0-       $-0-              $-0-          -0-             $-0-         $-0-
================================================================================================================-================


1        Elected Chairman effective April 1, 2002.  Base salary to be $120,000, with 1,000,000 options granted.
2        Elected Chief Executive Officer effective April 1, 2002.  Base salary to be $100,000, with 1,000,000 options granted.
3        Elected Chief Financial Officer effective April 1, 2002.
4        Resigned as Chairman effective April 1, 2002.
5        Resigned as board member, President, Chief Executive Officer and Chief Financial Officer effective April 1, 2002.
6        Resigned as Senior Vice President and Treasurer effective April 1, 2002.

DIRECTOR COMPENSATION

Except for the Chairman of the Board, our directors do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending directors' meetings. The Chairman of the Board is entitled to receive $120,000 in base salary.

On May 29, 2001, the Board of Directors adopted an Incentive and Nonstatutory Stock Option Plan (the "Plan"), reserving 5,000,000 shares underlying options for issuance under this plan. There is a restriction that no more than 1,000,000 options may be granted to any one individual or entity in any one calendar year under the Plan. To date, 4,733,600 options have been granted pursuant to the Plan, with 4,595,900 options outstanding as of March 31, 2002. The Plan was approved by our shareholders on September 10, 2001.

EMPLOYMENT AGREEMENTS

We do not currently have any employment agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 14, 2002, we entered into an Asset Purchase Agreement with, Famcare 2000, LLC, a Nevada limited liability company, owned and operated by Rob Hegemann, the son of Ken Hegemann, a director. The Agreement provides for the sale of our Remedent Toothbrush business, which accounted for approximately $50,000 in revenues for the fiscal year ended March 31, 2002. The business, which engages in the worldwide distribution of the Remedent Toothbrush, had been our sole activity since 1996. However, due to recurring net losses and increasing working capital and shareholder deficits, we implemented, in July 2001, a complete corporate reorganization plan. This plan included the ceasing of direct sales and marketing of the Remedent Toothbrush, and acquisition of and expansion into diversified business ventures.

On February 12, 2002, our subsidiary, Remedent NV, entered into a loan agreement for (euro)125,000 ($109,050 at March 31, 2002), with a company owned and operated by Guy De Vreese, an officer. The agreement was entered into in connection with a line of credit established with the Bank Brussel Lambert ("BBL") for (euro)250,000 ($218,100 at March 31, 2002. Due to the insufficient assets maintained by the Company as of the date of the line of credit, the BBL imposed two requirements for the extension of credit;
(1) Mr. De Vreese personally guarantee the line of credit, and (2) the company owned by Mr. De Vreese repay its existing line of credit in full. As such, the loan received was utilized to repay the existing line of credit. Repayment of the loan will occur upon our ability to provide sufficient assets to replace the personal guarantee of Mr. De Vreese.

         Between April 15, 2001 and August 21, 2001, in consideration of $69,002, we issued convertible debentures issued to Edward Quincy, who was a director of the Company from inception to April 1, 2002. These convertible debentures are due on demand, bearing interest at 10% per annum, and convertible into common stock at the sole discretion of the holder. The debentures are convertible into common stock at percentages between 30% and 37.5% of the average trading price for the stock for the 30 day period immediately prior to the maturity date. $54,002 of the debentures carry a 37.5% conversion percentage, while $15,000 carry a 30% conversion percentage. In connection with this conversion feature, the Company recorded a charge of $59,002 and $10,000 to interest expense during the fiscal years ended March 31, 2001 and 2000, respectively. These amounts were calculated on the 30 day period prior to the dates of the notes, and are subject to change based on the 30 day period prior to the maturity dates. As of December 31, 2002, $11,839 was accrued for unpaid interest.

We formerly leased 1,000 square feet of office space at 1220 Birch Way, Escondido, California. This dwelling belongs to Ms. Inzunza and acts as our headquarters. Since January 1998, Remedent has paid $300 per month directly to Ms. Inzunza for this office space. As of January 1, 2000, the lease amount was increased to $655. We also utilized warehouse space located within the home of one of our officers, Robert Hegemann, in Phoenix, Arizona, rent-free. In connection with her resignation as an officer and director on April 1, 2002, as part of our corporate reorganization, we no longer utilize the dwelling belonging to Ms. Inzunza, and as such no longer incur monthly rental charges for the property. Additionally, in connection with the sale of the Remedent Toothbrush business, which was operated solely out of the personal residence of Robert Hegemann, we no longer utilize, or incur monthly rental charges for, that space.

On October 5, 1996, we entered into a royalty agreement with Jean Louis Vrignaud, a holder of more than 5% of outstanding stock, under which Mr. Vrignaud is to receive a 4.5% royalty of the net sales with a cap of $2 million as compensation for the assignment of all Remedent patents. No royalties have been paid and the balance owed has been accruing in the general ledger and as of March 31, 2002 the total due is $52,421. In connection with the sale of the Remedent Toothbrush division on March 14, 2002, the purchaser will be assuming this obligation and the underlying agreement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of July 5, 2002 certain information relating to the ownership of each series of our equity securities by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of the class of equity security, (ii) each of our Directors, (iii) each of the our executive officers, and (iv) all of our executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned.


------------------------------------------- --------------------------- ----------------------
   Name and address of beneficial owner        Amount and nature of       Percent of class
                                                 beneficial owner
------------------------------------------ --------------------------- ----------------------
Guy De Vreese (2)                                            1,060,000                   3.1%
(Chairman)
Xavier de Cocklaan 42
9831 Deurle, Belgium
------------------------------------------- --------------------------- ----------------------
Robin List (3)                                               2,212,500                   6.4%
(Director, CEO)
Xavier de Cocklaan 42
9831 Deurle, Belgium
------------------------------------------- --------------------------- ----------------------
Stephen Ross (4)                                             1,029,610                   2.9%
(Director, CFO)
1921 Malcolm #101
Los Angeles, CA 90025
------------------------------------------- --------------------------- ----------------------
Fred Kolsteeg (5)                                            1,000,000                   3.0%
(Director)
Managelaantje 10
3062 CV Rotterdan
The Netherlands
------------------------------------------- --------------------------- ----------------------




Kenneth Hegemann (7)                                         1,045,000                   3.1%
(Director)
1220 Birch Way
Escondido, CA 92097
------------------------------------------- --------------------------- ----------------------
All Officers and Directors as a group (5                     6,347,110                  18.5%
persons)
------------------------------------------- --------------------------- ----------------------
KolsteegBeleggingsmaatschappij B.V.(6)                       1,200,000                   3.6%
Managelaantje 10
3062 CV Rotterdan
The Netherlands
------------------------------------------- --------------------------- ----------------------
New BitSnap N.V.(10)                                         5,949,971                  17.8%
Xavier de Cocklaan 42
9831 Deurle, Belgium
------------------------------------------- --------------------------- ----------------------
Lausha N.V.(11)                                              1,258,600                   3.7%
Xavier de Cocklaan 42
9831 Deurle, Belgium
------------------------------------------- --------------------------- ----------------------
Rebecca Inzunza                                              2,679,495                   8.0%
1220 Birch Way
Escondido, CA 92027
------------------------------------------- --------------------------- ----------------------
Jonathan J. Marine (9)                                       2,200,000                   6.5%
448 21st Street
Manhattan Beach, CA 90266
------------------------------------------- --------------------------- ----------------------
Dental Advisors, Inc. (8)                                    3,388,000                   9.6%
1220 Birch Way
Escondido, CA 92027
------------------------------------------- --------------------------- ----------------------


* Less than 1%

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
(2) Includes 1,000,000 shares of Common Stock underlying options which were exercisable on or which will become exercisable within 60 days of July 5, 2002.
(3) Includes 1,000,000 shares of Common Stock underlying options which were exercisable on or which will become exercisable within 60 days of July 5, 2002.
(4) Includes 1,000,000 shares of Common Stock underlying options which were exercisable on or which will become exercisable within 60 days of July 5, 2002.
(5) Includes 100,000 shares of Common Stock underlying options which were exercisable on or which will become exercisable within 60 days of July 5, 2002.
(6) Includes 200,000 shares of Common Stock underlying warrants which were exercisable on or which will become exercisable within 60 days of July 5, 2002. Company was co-founded by Fred Kolsteeg.
(7) Includes 100,000 shares of Common Stock underlying options which were exercisable on or which will become exercisable within 60 days of July 5, 2002.
(8) Includes 1,694,000 shares of Common Stock underlying warrants which were exercisable on or which will become exercisable within 60 days of July 5, 2002.
(9) Includes 250,000 shares of Common Stock underlying warrants which were exercisable on or which will become exercisable within 60 days of July 5, 2002.
(10) Includes 26,400 shares of Common Stock underlying warrants which were exercisable on or which will become exercisable within 60 days of July 5, 2002. Guy De Vreese is the President of New BitSnap N.V.
(11) Includes 173,600 shares of Common Stock underlying warrants which were exercisable on or which will become exercisable within 60 days of July 5, 2002. Guy De Vreese is the President of Lausha N.V.

DESCRIPTION OF SECURITIES

We are authorized to issue 50,000,000 shares of common stock with $.001 par value. The holders of the common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as and if declared by our Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. The company anticipates that any earnings will be retained for use in its business for the foreseeable future. Upon liquidation, dissolution, or winding up of the company, the holders of our common stock are entitled to receive the net assets held by the company after distributions to the creditors. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of common stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable.

SELLING SHAREHOLDERS

On January 11, 2002, the Company completed a $270,000 private placement with five individual investors, selling an aggregate of 3,375,000 shares of common stock at $0.08 a share, and warrants to purchase 675,000 shares of common stock at an exercise price of $0.50 per share for 5 years. In connection with the private placement, the Company entered into Registration Rights Agreements with each of the investors, agreeing to prepare and file an SB-2 registration statement for the full registration of the common stock and shares underlying the accompanying warrants.

On January 15, 2002, the Company entered into an Asset Purchase Agreement with New BitSnap N.V., a corporation existing under the laws of Belgium, for the acquisition of International Medical & Dental Support ("IMDS"), a business specializing in the outsourcing dental practitioners to external dental practices. The acquisition was for 6,000,000 shares of the Company's common stock. Within the Asset Purchase Agreement, the Company agreed to prepare and file an SB-2 registration statement for the full registration of the common stock.

On September 13, 2001, the Company entered into an Investment Banking Agreement with Lincoln Equity Research, LLC ("Lincoln"), to provide research coverage, maintain communications with shareholders and the investment community and provide contacts to potential investors and/or partners. The consideration for these services included a initial fee of $7,500, payable upon execution of the agreement, a monthly retainer of $2,500, 200,000 fully vested stock options with an exercise price of $0.15 per share and 100,000 shares of common stock. Additionally, on April 26, 2002, the Company entered into an agreement with Lincoln for the repayment of $10,000 of indebtedness, representing the monthly retainers for November and December of 2001 and January and February of 2002, with 125,000 shares of common stock. Within the agreement, the Company agrees to prepare and file an SB-2 registration statement for the registration of the common stock underlying both this agreement as well as the initial Investment Banking Agreement.

On September 21, 2001, the Company entered into a short-term working capital loan agreement for $100,000 from Jonathan J. Marine, an individual. The loan had a maturity of 90 days, repayable by the Company in either cash or common stock, at the Company's sole discretion. The loan was to accrue $50,000 in interest during the 90 day loan period. On December 21, 2001, the Company renegotiated the terms of the loan to provide for monthly principal repayments of $11,111 commencing March 31, 2002, and the issuance of 650,000 shares of common stock for the full repayment of the interest portion of the loan. Then, on May 1, 2002, the Company negotiated for the full repayment of the remaining balance of the principal, $77,778, subsequent to the March and April principal payments as agreed to on December 21, 2001, with the issuance of 1,400,000 shares of common stock. Within the agreement dated May 1, 2002, the Company agreed to prepare and file an SB-2 registration statement for the full registration of the common stock.

On September 9, 2001, the Company entered into a short-term working capital loan agreement for $20,000 from Alan Rubin, an individual. The loan had a maturity of 60 days, repayable by the Company in either cash or common stock, at the Company's sole discretion. The loan was to accrue $10,000 in interest during the 60 day loan period. On May 1, 2002, the Company negotiated for the full repayment of the principal and interest, with the issuance of 410,000 shares of common stock. Within the agreement dated May 1, 2002, the Company agreed to prepare and file an SB-2 registration statement for the full registration of the common stock.

On March 20, 2002, the Company entered into an Agreement with New BitSnap, N.V., a firm providing the Company with consulting services, for the repayment of the indebtedness with the issuance of common stock. The services, which include consulting services by Guy De Vreese and Robin List, are repaid with 3,000,000, 60,000 and 712,500 shares of common stock, issuable to New BitSnap N.V., Guy DeVreese and Robin List, respectively. New BitSnap, N.V. is controlled by Guy De Vreese, the President of New BitSnap N.V. and the Chairman of the Company. Within the agreement dated March 20, 2002, the Company agreed to prepare and file an SB-2 registration statement for the full registration of the common stock.

On May 1, 2002, the Company completed a $30,000 private placement with two individual investors, selling an aggregate of 375,000 shares of common stock at $0.08 a share and warrants to purchase 75,000 shares of common stock at an exercise price of $0.50 per share for 5 years. In connection with the private placement, the Company entered into Registration Rights Agreements with each of the investors, agreeing to prepare and file an SB-2 registration statement for the full registration of the common stock and shares underlying the accompanying warrants.

On May 13, 2002, the Company negotiated for the full repayment of unpaid wages and expenses to three former employees, $31,202, with the issuance of 205,000 shares of common stock and payments totaling $15,202. Within the agreement, the Company agreed to prepare and file an SB-2 registration statement for the full registration of the common stock.

On June 30, 2002, the Company negotiated for the partial repayment of unpaid wages to two current employees, $19,959, with the issuance of 39,918 shares of common stock. Within the agreement, the Company agreed to prepare and file an SB-2 registration statement for the full registration of the common stock.
On June 30, 2002, the Company negotiated for the full repayment of unpaid wages to a former employee, $19,497, with the issuance of 243,000 shares of common stock. Within the agreement, the Company agreed to prepare and file an SB-2 registration statement for the full registration of the common stock.

The following table sets forth certain information as of July 5, 2002, regarding the ownership of the common stock by the selling shareholders and as adjusted to give effect to the sale of the shares offered in this prospectus.


    ------------------------------ --------------------------- --------------------------- ----------------------
                Name                 Shares owned prior to        Shares which may be       Number of shares to
                                         this offering             offered under this       be owned after the
                                                                       prospectus                offering
    ------------------------------ --------------------------- --------------------------- ----------------------
    Kolsteeg                                              -0-                   1,200,000              1,200,000
    Beleggingsmaatschappij B.V.
    ------------------------------ --------------------------- --------------------------- ----------------------
    Robert L. Funcken                                     -0-                     450,000                450,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Hans Kramers                                          -0-                     900,000                900,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    New BitSnap N.V.                                      -0-                   5,949,971              5,949,971
    ------------------------------ --------------------------- --------------------------- ----------------------
    Lausha N.V.                                           -0-                   1,258,600              1,258,600
    ------------------------------ --------------------------- --------------------------- ----------------------
    Alain Crouzet                                         -0-                     250,000                250,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Bernard Foudade                                       -0-                     250,000                250,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Hernaert Luc                                          -0-                      66,000                 66,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Debreyne Marc                                         -0-                     150,000                150,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Van de Parre Rik                                      -0-                      96,000                 96,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Fred Kolsteeg                                     100,000                     900,000              1,000,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Robin List                                      1,000,000                   1,212,500              2,212,500
    ------------------------------ --------------------------- --------------------------- ----------------------
    Theo Gevers                                           -0-                      25,000                 25,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Roger Janssens                                        -0-                      50,000                 50,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Alex Goeminne                                         -0-                     107,652                107,652
    ------------------------------ --------------------------- --------------------------- ----------------------
    Verheijen                                             -0-                      20,000                 20,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Yves Martens                                          -0-                     250,000                250,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Kenny Van Den Houdt                                   -0-                     177,777                177,777
    ------------------------------ --------------------------- --------------------------- ----------------------
    Stefaan Verburgh                                      -0-                     133,000                133,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Lieven Ketels                                         -0-                     266,000                266,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Lincoln Equity Research, LLC                      200,000                     225,000                425,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Jonathan J. Marine                                250,000                   2,050,000              2,300,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Alan Rubin                                        100,000                     410,000                510,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Guy de Vreese                                   1,000,000                      60,000              1,060,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Ed First                                              -0-                      77,900                 77,900
    ------------------------------ --------------------------- --------------------------- ----------------------
    Mike Smith                                            -0-                      47,765                 47,765
    ------------------------------ --------------------------- --------------------------- ----------------------
    Dan Acosta                                            -0-                      79,335                 79,335
    ------------------------------ --------------------------- --------------------------- ----------------------
    Levin Family Trust                                    -0-                     225,000                225,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Paul Krok                                             -0-                     225,000                225,000
    ------------------------------ --------------------------- --------------------------- ----------------------
    Stephen Ross                                    1,000,000                      29,610              1,029,610
    ------------------------------ --------------------------- --------------------------- ----------------------
    Cole Gehrung                                      150,000                      10,308                160,308
    ------------------------------ --------------------------- --------------------------- ----------------------
    Irwin Zucker                                          -0-                     243,000                243,000
    ------------------------------ --------------------------- --------------------------- ----------------------

LEGAL PROCEEDINGS

We are not party to any material pending legal proceedings and, to the best of its knowledge, no material action by or against us has been threatened.

PLAN OF DISTRIBUTION

         THE SHARES OF COMMON STOCK ARE BEING OFFERED ON BEHALF OF THE SELLING SHAREHOLDERS, AND WE WILL NOT RECEIVE ANY PROCEEDS FROM THE OFFERING. THE SHARES OF COMMON STOCK MAY BE SOLD OR DISTRIBUTED FROM TIME TO TIME BY THE SELLING SHAREHOLDER, OR BY PLEDGEES, DONEES OR TRANSFEREES OF, OR OTHER SUCCESSORS IN INTEREST TO, THE SELLING SHAREHOLDER, DIRECTLY TO ONE OR MORE PURCHASERS (INCLUDING PLEDGEES) OR THROUGH BROKERS, DEALERS OR UNDERWRITERS WHO MAY ACT SOLELY AS AGENT OR MAY ACQUIRE SUCH SHARES AS PRINCIPALS, AT MARKET PRICES PREVAILING AT THE TIME OF SALE, AT PRICES RELATED TO SUCH PREVAILING MARKET PRICES, AT NEGOTIATED PRICES, OR AT FIXED PRICES, WHICH MAY BE SUBJECT TO CHANGE. THE SALE OF THE SHARES OF COMMON STOCK MAY BE EFFECTED THROUGH ONE OR MORE OF THE FOLLOWING METHODS: (I) ORDINARY BROKERS' TRANSACTIONS; (II) TRANSACTIONS INVOLVING CROSS OR BLOCK TRADES OR OTHERWISE ON THE NASDAQ STOCK MARKET; (III) PURCHASES BY BROKERS, DEALERS OR UNDERWRITERS AS PRINCIPAL AND RESALE BY SUCH PURCHASERS FOR THEIR OWN ACCOUNTS PURSUANT TO THIS PROSPECTUS;
(IV) "AT THE MARKET" TO OR THROUGH MARKET MAKERS OR INTO ESTABLISHED TRADING MARKETS, INCLUDING DIRECT SALES TO PURCHASERS OR SALES EFFECTED THROUGH AGENTS; AND (V) ANY COMBINATION OF THE FOREGOING, OR BY ANY OTHER LEGALLY AVAILABLE MEANS. THE SELLING SHAREHOLDER ALSO MAY ENTER INTO OPTION OR OTHER TRANSACTIONS WITH BROKER-DEALERS THAT REQUIRE THE DELIVERY BY SUCH BROKER-DEALERS OF THE SHARES OF COMMON STOCK, WHICH SHARES OF COMMON STOCK MAY BE RESOLD THEREAFTER PURSUANT TO THIS PROSPECTUS. WE CANNOT BE CERTAIN THAT ALL OR ANY OF THE SHARES OF COMMON STOCK WILL BE SOLD BY THE SELLING SHAREHOLDER.

         Brokers, dealers, underwriters or agents participating in the sale of the shares of common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation to a particular broker-dealer may be less than or in excess of customary commissions). The selling shareholder and any broker-dealers or other persons who act in connection with the sale of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission they receive and proceeds of any sale of such shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the selling shareholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the selling shareholder and any other shareholders, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

         The selling shareholder and any other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling shareholder or any other such persons. The foregoing may affect the marketability of the common stock. We will pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, other than any commissions or discounts of underwriters, broker-dealers or agents. We and the selling shareholder have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

--------------------------------------------------------------------------------

INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, or any person will receive a direct or indirect interest in Remedent in exchange for preparation of the prospectus, or was a promoter, underwriter, voting trustee, director, officer or employee of the Remedent.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Remedent and its affiliates may not be liable to our shareholders for errors in judgment or other acts, or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-Laws limiting such liability. The Articles of Incorporation and By-Laws also provide for indemnification of the officers and directors of Remedent in most cases for any liability suffered by them or arising from their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-Laws.

Our officers and directors are accountable to Remedent as fiduciaries, which means they are required to exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where Remedent has failed or refused to observe the law.

Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in Remedent in connection with that sale or purchase, including the misapplication by any officer or director of the proceeds from the sale of these securities, may be able to recover those losses from Remedent.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small officers and controlling persons of Remedent pursuant to the foregoing provisions, or otherwise, Remedent has been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for the company by Oswald & Yap, A Professional Corporation, Irvine, California.

EXPERTS

The financial statements appearing in this Prospectus and Registration Statement have been audited by Farber & Hass LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

Effective May 1, 2002, our Board of Directors dismissed Siegel Smith LLP ("Siegel Smith") as its independent auditors for the fiscal year ended March 31, 2002 and approved the engagement of Farber & Hass LLP ("Farber & Hass") as Siegel Smith's replacement. Siegel Smith had previously been our independent auditors. The decision to change auditors was approved by the Board of Directors. Siegel Smith's reports for the past two fiscal years contained no adverse opinions or disclaimers of opinion, nor any modifications as to uncertainty, audit scope, or accounting principles.

Since the date of their engagement on November 5, 1999, there have been no disagreements with Siegel Smith on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Siegel Smith would have caused Siegel Smith to make reference to the matter in their report.

AVAILABLE INFORMATION

We are presently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 along with all amendments and exhibits to it under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement on file with the SEC pursuant to the Act and the rules and regulations of the thereunder.

The Registration Statement, including the exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, you should refer to the filed document for the complete details. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Our securities are currently quoted on the over-the-counter market under the symbol "REMM."


                          INDEX TO FINANCIAL STATEMENTS



                                                                                                          PAGE

         Independent Auditors' Report                                                                     F-1
Financial Statements:

         Consolidated Balance Sheet as of March 31, 2002 and 2001                                         F-3
         Consolidated Statements of Operations for the years ended
                 March 31, 2002 and 2001                                                                  F-4
         Consolidated Statements of Changes in Stockholders' Deficit for the
                  years ended March 31, 2002 and 2001                                                     F-5
         Consolidated Statements of Cash Flows for the years ended
                 March 31, 2002 and 2001                                                                  F-6
         Consolidated Statements of Comprehensive Loss for the years ended
                March 31, 2002 and 2001                                                                   F-7
Notes to Consolidated Financial Statements                                                         F-8 - F-20

--------------------------------------------------------------------------------

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Reference is hereby made to Registrant's Amended and Restated Articles of Incorporation which is filed hereto as Exhibits.

 Item 25. Other expenses of issuance and distribution

            The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby:

   ------------------------------------------------------- ------------------
   Registration Fee                                        $    80
   ------------------------------------------------------- ------------------
   Estimated Printing Expenses                             $ 1,000
   ------------------------------------------------------- ------------------
   Estimated Legal Fees and Expenses                       $ 4,000
   ------------------------------------------------------- ------------------
   Estimated Accounting Fees and Expenses                  $     0
   ------------------------------------------------------- ------------------
   Estimated Blue Sky Fees and Expenses                    $   250
   ------------------------------------------------------- ------------------
   Estimated Transfer Agent Fees and Expenses              $  1,000
   ------------------------------------------------------- ------------------
   Estimated Misc.                                         $    500
   ------------------------------------------------------- ------------------
   Total                                                   $  6,830
   ------------------------------------------------------- ------------------

--------------------------------------------------------------------------------
Item 26. Recent sales of unregistered securities.

The following provides information of all sales of outstanding stock which were not registered under the Securities Act of 1933 during the last three years.

On June 30, 2002, the Company negotiated for the partial repayment of unpaid wages to two current employees, $19,959, with the issuance of 39,918 shares of common stock.

On June 30, 2002, the Company negotiated for the full repayment of unpaid wages to a former employee, $19,497, with the issuance of 243,000 shares of common stock.

On May 13, 2002, the Company negotiated for the full repayment of unpaid wages and expenses to three former employees, $31,202, with the issuance of 205,000 shares of common stock and payments totaling $15,202.

On May 1, 2002, the Company completed a $30,000 private placement, selling an aggregate of 375,000 shares of common stock at $0.08 a share, and warrants to purchase 75,000 shares of common stock at an exercise price of $0.50 per share for 5 years.

On May 1, 2002, the Company negotiated for the full repayment of the remaining balance of the $100,000 working capital loan, $77,778, subsequent to the April and May principal payments as agreed to on December 21, 2001, with the issuance of 1,400,000 shares of common stock. On December 21, 2001, the Company has agreed to the full repayment of the interest portion of the loan with the issuance of 650,000 shares of common stock.

On May 1, 2002, the Company negotiated for the full repayment of the principal and interest of the $20,000 working capital loan, with the issuance of 410,000 shares of common stock.

On May 1, 2002, the Company negotiated for the full repayment of the balance owed to its predecessor auditors, $32,650, with the issuance of 150,000 shares of common stock.

On April 26, 2002, the Company entered into an agreement with its investment bankers for the repayment of $10,000 of indebtedness, representing the monthly retainers for November and December of 2001 and January and February of 2002, with the issuance of 125,000 shares of common stock.

On March 20, 2002, the Company entered into an Agreement with New BitSnap, N.V., a firm providing the Company with consulting services, for the repayment of the indebtedness with the issuance of common stock. The services, which include consulting services by Guy De Vreese and Robin List, are repaid with 3,000,000, 60,000 and 712,500 shares of common stock, issuable to New BitSnap N.V., Guy DeVreese and Robin List, respectively. New BitSnap, N.V. is controlled by Guy De Vreese, the President of New BitSnap N.V. and the Chairman of the Company. Within the agreement dated March 20, 2002, the Company agreed to prepare and file an SB-2 registration statement for the full registration of the common stock.

On January 24, 2002, the Company entered into an agreement with Kenneth J. Hegemann for the repayment of various related party debts with the issuance of common stock. $472,550 of indebtedness was fully satisfied with the issuance of 975,100 shares of common stock.

On January 15, 2002, the Company entered into an Asset Purchase Agreement with New BitSnap N.V., a corporation existing under the laws of Belgium, for the acquisition of International Medical & Dental Support ("IMDS"), a business specializing in the outsourcing dental practitioners to external dental practices. The acquisition was for 6,000,000 shares of the Company's common stock. Within the Asset Purchase Agreement, the Company agreed to prepare and file an SB-2 registration statement for the full registration of the common stock.

On January 11, 2002, the Company completed a $270,000 private placement with five individual investors, selling an aggregate of 3,375,000 shares of common stock at $0.08 a share, and warrants to purchase 675,000 shares of common stock at an exercise price of $0.50 per share for 5 years. In connection with the private placement, the Company entered into Registration Rights Agreements with each of the investors, agreeing to prepare and file an SB-2 registration statement for the full registration of the common stock and shares underlying the accompanying warrants.

On September 14, 2001, the Company completed a $110,500 private placement, with one accredited investor, selling an aggregate of 442,000 shares of common stock at $0.25 a share, and warrants to purchase 442,000 shares of common stock at an exercise price of $0.25 per share for 5 years. [

On September 13, 2001 the Company entered into an Investment Banking Agreement with a firm to provide investment banking services including, but not limited to, providing ongoing research coverage, identifying and introducing the Company to potential investors and preparing and maintaining research reports on the Company. The terms of the agreement included non-refundable consideration of 125,000 shares of common stock and 200,000 stock options for the execution of the agreement, with a monthly retainer of $2,500.

On August 24, 2001, the Company agreed to a repayment plan for its indebtedness to Southwest Multimedia, an advertising placement agent retained by the Company in August 1999. The indebtedness of $35,675 was to be repaid with $4,025 paid in cash on October 15, 2001 with the remainder paid with 126,600 shares of common stock.

During the quarter ended June 30, 2001, the Company issued 148,642 shares of common stock upon the conversion of a debenture for full settlement of the $10,000 face amount and $589 in accrued interest.

On June 20, 2001 the Company entered into a Business Consulting Agreement with a business acquisition advisory firm to provide consulting services including, but not limited to, the identification and completion of acquisition targets and general consulting needs as expressed by the Company. The terms of the agreement included non-refundable consideration of 300,000 shares of common stock for the execution of the agreement, with future fees calculated as a percentage of the value of each acquisition completed by the Company. These fees are payable in the same ratio of cash to stock as the transaction.

On April 25, 2001, the Company completed a $313,000 private placement, with one accredited investor, selling an aggregate of 1,252,000 shares of common stock at $0.25 a share, and warrants to purchase 1,252,000 shares of common stock at an exercise price of $0.25 per share for five years.

On April 1, 2001 the Company entered into a Retainer Agreement with its former legal counsel for legal services including the review of SEC documents, preparation of other documents as needed, and general advisory services on any matters which arise in the ordinary course of business. In connection with this agreement, the Company issued 250,000 shares of common stock for the initial $20,000 in legal services.

For the year ended March 31, 2001, for the conservation of working capital, the Company issued common stock as payment for services and existing accounts payable. A total of 502,013 shares were issued for the payment of $9,500 in services, $15,000 in pre-existing debt and $149,284 is existing accounts payable.

For the year ended March 31, 2000, for the conservation of working capital, the Company issued common stock as payment for services and existing accounts payable. A total of 251,523 shares were issued for the payment of $248,686 in services.

Item 27. Exhibits.
Number                Description

2.1               Stock Exchange Agreement with Resort World Enterprises, Inc.
3.1 Articles of Incorporation of Jofran Confectioners International, Inc., a Nevada corporation, dated July 31, 1986
3.2 Amendment to Articles of Incorporation changing name from Jofran Confectioners International, Inc., a Nevada corporation, to Cliff Typographers, Inc., a Nevada corporation, dated July 31, 1986
3.3 Amendment to Articles of Incorporation changing name from Cliff Typographers, Inc., a Nevada corporation, to Cliff Graphics International, Inc., a Nevada corporation, dated January 9, 1987
3.4 Amendment to Articles of Incorporation changing name from Cliff Graphics International, Inc., a Nevada corporation, to Global Golf Holdings, Inc., a Nevada corporation, dated March 8, 1995
3.5 Amendment to Articles of Incorporation changing name from Global Golf Holdings, Inc., a Nevada corporation, to Dino Minichiello Fashions, Inc., a Nevada corporation, dated November 20, 1997
3.6 Amendment to Articles of Incorporation changing name from Dino Minichiello Fashions, Inc., a Nevada corporation, to Resort World Enterprises, Inc., a Nevada corporation, dated August 18, 1998
3.7 Amendment to Articles of Incorporation changing name from Resort World Enterprises, Inc., a Nevada corporation, to Remedent USA, Inc., dated October 5, 1998
3.8               By-laws

10.1              Incentive and Nonstatutory Stock Option Plan, dated
                  May 29, 2001
10.2              Lease for Encino, California office, dated June 4, 2001
10.3              Stock Purchase Agreement with Dental Advisors dated
                  April 25, 2001.
10.4              Retainer Agreement with Senn Palumbo Meulemans, LLP, dated
                  March 28, 2001.
10.5 Business Consulting Agreement with Windsor Partners, Inc., dated June 20, 2001.
10.6              Loan Agreement, dated September 9, 2001.
10.7 Investment Banking Agreement with Lincoln Equity Research, LLC, dated September 13, 2001.
10.8              Stock Purchase Agreement with Dental Advisors, dated
                  September 14, 2001.
10.9              Loan Agreement, dated September 21, 2001.
10.10             Renegotiated Loan Agreement dated December 21, 2001.
10.11             Asset Purchase Agreement for IMDS dated January 15, 2001.
10.12             Line of Credit Agreement dated February 11, 2002.
10.13             Loan Agreement dated February 12, 2002.
10.14             Repayment Agreement dated March 20, 2002.
10.15             Repayment Agreement dated January 24, 2002.
10.16             Stock Purchase Agreement dated January 11, 2002.
10.17             Repayment Agreement dated April 26, 2002.
10.18             Repayment Agreement dated May 1, 2002.
10.19             Repayment Agreement dated May 1, 2002.
10.20             Repayment Agreement dated May 1, 2002.
10.21             Stock Purchase Agreement dated May 1, 2002.

10.22             Repayment Agreement dated May 13, 2002.
10.23             Repayment Agreement dated June 30, 2002.
10.24             Repayment Agreement dated June 30, 2002.
10.25             Consent of independent certified public accountants
10.26*            Opinion of legal counsel

*  To be filed as amendment

21.1              Subsidiaries

Item 28. Undertakings.

            1.) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

-- To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

-- To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

-- To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

--   To  include  any  material   information   with  respect  to  the  plan  of
     distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.) That for the purpose of determining any liability under the Securities Act of 1935, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

3.) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              REMEDENT USA, INC.


Dated: July 22, 2002          /s/ Robin List
                              ----------------------------------
                              By:  Robin List
                              Its: Chief Executive Officer
                                  (Principal Executive Officer) and Director



Dated: July 22, 2002          /s/ Stephen F. Ross
                              -----------------------------
                              By:   Stephen F. Ross
                              Its:  Chief Financial Officer
                                   (Principal Financial Officer and Principal
                                    Accounting Officer) and Director


Dated: July 22, 2002          /s/ Guy De Vreese
                              -------------------------------
                              By:   Guy DeVreese
                              Its:  Chairman (Director)

Exhibit 10.25
               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of our report dated June 4, 2002 relating to the financial statements of Remedent USA, Inc. appearing in such Prospectus. We also consent to the reference to us under the headings "Experts" in such Prospectus.


/s/Farber & Hass LLP
Farber & Hass  LLP
Oxnard, California
July 22, 2002